March 17, 2009

W. Barry Gilbert,
Chairman and Chief Executive Officer
IEC Electronics Corporation
105 Norton Street
Newark, NY  14513

Dear Mr. Gilbert:

I hereby resign as a member of the Board of Directors of IEC Electronics Corp. (the “Company”), effective immediately.

This resignation is for personal reasons and is not the result of a disagreement with management regarding the operations, policies or practices of the Company.

Very truly yours,

/s/ Michael Brudek
Michael Brudek